News Release	Exhibit 99.1

FOR IMMEDIATE RELEASE
MAY 16, 2014

CHESAPEAKE ENERGY CORPORATION PROVIDES UPDATE ON 2014 ASSET SALES AND PROJECTED IMPACT ON 2014 OUTLOOK; PROVIDES
PRELIMINARY ESTIMATED 2015 PRODUCTION GROWTH
AND CAPITAL EXPENDITURE RANGES

OKLAHOMA CITY, May 16, 2014 – Chesapeake Energy Corporation (NYSE:CHK) today updated its currently anticipated 2014 asset sales and divestitures and the projected impact of such transactions on its 2014 Outlook. The company also introduced preliminary estimated ranges for its 2015 adjusted production growth and total capital expenditures. These items will be discussed in more detail at the company's 2014 Analyst Day event, to be held in Oklahoma City this morning.

Chesapeake continues to divest of noncore assets in order to focus its resources on its highest rate of return opportunities and reduce balance sheet leverage and complexity. The company currently anticipates the following transactions will be completed during the 2nd and 3rd quarters of 2014.

Chesapeake to Proceed with the Spin-off of its Oilfield Services Business

Chesapeake previously announced on February 24, 2014, that it is pursuing strategic alternatives for its oilfield services business, which is currently conducted through its wholly owned subsidiary Chesapeake Oilfield Operating, L.L.C. (COO). Chesapeake announced today, after completing its review of strategic alternatives, that it intends to proceed with a spin-off of COO to Chesapeake's shareholders. COO has filed a Registration Statement on Form 10 with the SEC and expects to update it in the coming weeks. Chesapeake intends for the potential spin-off to be tax-free to its shareholders for U.S. federal income tax purposes and, to that end, has obtained a private letter ruling from the Internal Revenue Service.

Upon completion of the spin-off, and an expected recapitalization, approximately $1.1 billion of consolidated COO debt will be eliminated from Chesapeake’s balance sheet and Chesapeake will receive an approximate $400 million dividend that will be applied to pay off intercompany debt from the oilfield services business. COO will also convert into a corporation and change its name to Seventy Seven Energy Inc. Chesapeake anticipates that the spin-off and recapitalization transactions will be completed by June 30, 2014.

Chesapeake to Divest Ownership of CHK Cleveland Tonkawa, L.L.C.

Chesapeake has entered into a non-binding letter agreement with the preferred members of CHK Cleveland Tonkawa, L.L.C. (CHKCT), a Chesapeake subsidiary, for a proposed transfer of Chesapeake's common shares in CHKCT to the preferred members and the termination of the existing agreements between Chesapeake and CHKCT. The agreement contemplates that Chesapeake would transfer operatorship of the CHKCT properties, but would provide certain transition services to the new owner group. The proposed transaction, which is expected to close

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

in the third quarter of 2014, would favorably impact Chesapeake’s balance sheet by eliminating approximately $1.0 billion of equity attributable to third parties (in the form of a non-controlling interest) and $160 million of balance sheet liabilities for future overriding royalty interest obligations, partially offset by the reduction in restricted cash held by the CHKCT entity.

Chesapeake's Chief Executive Officer Doug Lawler commented, "Exiting our CHKCT preferred equity arrangement will reduce Chesapeake's balance sheet complexity and future commitments. The CHKCT assets will provide more strategic value to other entities and we feel this is an opportune time to complete this transaction for all parties."

Chesapeake Announces Additional Noncore Asset Sales

The company has agreed to sell, subject to execution of mutually acceptable purchase and sale agreements, noncore producing assets in Southwestern Oklahoma, East Texas and South Texas. The East Texas and South Texas assets have associated volumetric production payments (VPP #5 and #6, respectively) that will transfer to the buyer upon closing. Chesapeake expects to receive approximately $310 million in cash proceeds combined for these three asset sales.

Additionally, the company has reached an agreement to sell, subject to the execution of a mutually acceptable purchase and sale agreement, a noncore acreage package with minimal associated production in southwest Pennsylvania. Chesapeake has also entered into a purchase and sale agreement to divest a portion of its noncore acreage position in the Powder River Basin in Wyoming. Proceeds from these transactions are anticipated to be approximately $290 million.

Combined with the more than $925 million of asset sale proceeds received year to date as of May 7, the transactions listed above, if completed, would bring total value of sales and divestitures in 2014 to more than $4 billion.

Lawler noted, "We expect that the transactions we are announcing today will result in a net leverage reduction to Chesapeake of nearly $3.0 billion, while only reducing our 2014 production by 2% and our operating cash flow by $250 million. Further, these transactions would reduce Chesapeake's 2014 interest expense and dividend payments by approximately $70 million and eliminate $200 million of projected capital expenditures for the remainder of 2014."

A revised 2014 Outlook is attached to this release and provides additional detail regarding the financial impact of these proposed transactions.

Chesapeake Provides Preliminary Estimate Ranges for 2015 Adjusted Production Growth and Capital Expenditures; Establishes Five Year Annual Production Growth Target

Chesapeake estimates that 2015 production will grow 7-10% compared to its 2014 adjusted production, which reflects the anticipated impact of the asset sales detailed above. The company believes that it can deliver this production growth rate in 2015 with a total capital expenditure budget (including capitalized interest) of $5.5 to $6.0 billion. Chesapeake has also established a five year annual production growth target of 7-9%.

2014 Analyst Day Webcast Information

A live audio webcast of the event will begin at 8:30 am EDT on May 16, 2014 and can be accessed by visiting the “Investors” section of the Chesapeake website at www.chk.com. The replay of the webcast will be available on the company’s website for approximately 30 days. Additionally, the company plans to post financial and operational data pertaining to the company to the “Investors” section of its website prior to the event.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 10th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.
This news release and the accompanying Outlook include "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact that give our current expectations or forecasts of future events. They include production forecasts, estimates of operating costs, planned development drilling, expected capital expenditures, expected efficiency gains, anticipated asset sales and proceeds to be received therefrom, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.
Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors” in Item 1A of our 2013 annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 27, 2014. These risk factors include the volatility of natural gas, oil and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; declines in the prices of natural gas and oil potentially resulting in a write-down of our asset carrying values; the availability of capital on an economic basis, including through planned asset sales, to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of natural gas, oil and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; hedging activities resulting in lower prices realized on natural gas, oil and NGL sales; the need to secure hedging liabilities and the inability of hedging counterparties to satisfy their obligations; drilling and operating risks, including potential environmental liabilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing, air emissions and endangered species; a deterioration in general economic, business or industry conditions having a material adverse effect on our results of operations, liquidity and financial condition; oilfield services shortages, gathering system and transportation capacity constraints and various transportation interruptions that could adversely affect our revenues and cash flow; adverse developments and losses in connection with pending or future litigation and regulatory investigations; cyber attacks adversely impacting our operations; and an interruption at our headquarters that adversely affects our business.
In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Further, the timing of and amount of proceeds from future asset sales, which are subject to changes in market conditions and other factors beyond our control, will affect our ability to further reduce financial leverage and complexity. Any spin-off of COS or divestment of Chesapeake's ownership of CHKCT is subject to satisfaction of several conditions, some of which are beyond our control, including market conditions, board approvals, consents, regulatory review and approvals, among others. There can be no assurance that the proposed spin-off or any other separation transaction, or that if any transaction is pursued, it will be consummated. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release or the accompanying Outlook, except as required by applicable law.

SCHEDULE "A”
MANAGEMENT’S OUTLOOK AS OF MAY 16, 2014

Chesapeake periodically provides management guidance on certain factors that affect the company’s future financial performance. The primary changes from the company’s May 7, 2014 Outlook are in italicized bold below.
Chesapeake Energy Corporation Consolidated Projections

Year Ending 12/31/2014
Production Growth (adjusted for asset sales)(a):
Liquids:	29 – 33%
Oil	11 – 15%
NGL(b)	63 – 68%
Natural gas	4 – 6%
Total Adjusted Production Growth	9 – 12%

Daily Equivalent Rate - mboe	675 – 695
NYMEX Price(c) (for calculation of realized hedging effects only):
Oil - $/bbl	$95.92
Natural gas - $/mcf	$4.62
Estimated Realized Hedging Effects(d) (based on assumed NYMEX prices above):
Oil - $/bbl	($6.36)
Natural gas - $/mcf	($0.32)
Estimated Gathering/Marketing/Transportation Differentials to NYMEX Prices:
Oil - $/bbl	$3.25 – 5.25
NGL - $/bbl	$67.50 – 71.50
Natural gas - $/mcf	$1.60 – 1.70
Operating Costs per Boe of Projected Production:
Production expense	$4.25 – 4.75
Production taxes	$0.85 – 0.95
General and administrative(e)	$1.20 – 1.30
Share-based compensation (noncash)	$0.15 – 0.20
DD&A of natural gas and liquids assets	$10.00 – 11.00
Depreciation of other assets	$0.90 – 1.00
Interest expense(f)	$0.65 – 0.75
Other ($ millions):
Marketing, gathering and compression net margin(g)	$50 – 75
Oilfield services net margin(g)	$80 – 130
Net income attributable to noncontrolling interests and other(h)	($120 – 150)
Book Tax Rate	37.5%
Weighted Average Shares Outstanding (in millions):
Basic	657 – 661
Diluted	769 – 773
Operating Cash Flow before Changes in Assets and Liabilities ($ in millions) (i)(j)	$5,550 – 5,750
Total Capital Expenditures ($ in millions)	$5,000 – 5,400
Capitalized interest, dividends and distributions ($ in millions)	$1,110 – 1,160

a)	Growth ranges based on 2013 production of 600 mboe/day adjusted for assets sales in 2013 and 2014.

b)
Assumes ethane recovery in the Utica and southern Marcellus to fulfill Chesapeake’s pipeline commitments, no ethane recovery in the Rockies and the Eagle Ford and partial ethane recovery in the Mid-Continent.

c)	NYMEX natural gas and oil prices have been updated for actual contract prices through April and March, respectively.

d)	Includes expected settlements for commodity derivatives adjusted for option premiums. For derivatives closed early, settlements are reflected in the period of original contract expiration.

e)	Excludes expenses associated with share-based compensation and restructuring and other termination costs.

f)	Excludes unrealized gains (losses) on interest rate derivatives.

g)	Includes revenue and operating expenses and excludes depreciation and amortization of other assets.

h)	Net income attributable to noncontrolling interests of Chesapeake Granite Wash Trust, CHK Utica, LLC and CHK Cleveland Tonkawa, LLC.

i)
A non-GAAP financial measure. We are unable to provide reconciliation to projected cash provided by operating activities, the most comparable GAAP measure, because of uncertainties associated with projecting future changes in assets and liabilities.

j)	Assumes NYMEX prices on open contracts of $95.00 per bbl and $4.50 per mcf and production growth ranges as shown above.

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